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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221272

PROSPECTUS

MOLSON COORS BREWING COMPANY

OFFER TO EXCHANGE

$500,000,000 aggregate principal amount of our 1.900% Senior Notes due 2019, the issuance of which has been registered under the Securities
Act of 1933, as amended, for all of our outstanding 1.900% Senior Notes due 2019

$500,000,000 aggregate principal amount of our 2.250% Senior Notes due 2020, the issuance of which has been registered under the Securities
Act of 1933, as amended, for all of our outstanding 2.250% Senior Notes due 2020

€500,000,000 aggregate principal amount of our Senior Floating Rate Notes due 2019, the issuance of which has been registered under the Securities
Act of 1933, as amended, for all of our outstanding Senior Floating Rate Notes due 2019

          We are offering to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $500,000,000 in aggregate principal amount of our 1.900% Senior Notes due 2019 (CUSIP No. 60871RAM2) (the "2019 exchange notes"), $500,000,000 in aggregate principal amount of our 2.250% senior notes due 2020 (CUSIP No. 60871RAP5) (the "2020 exchange notes" and together with the 2019 exchange notes, the "Dollar exchange notes"), and €500,000,000 in aggregate principal amount of our Senior Floating Rate Notes due 2019 (ISIN: XS1712180477) (the "Euro exchange notes" and, together with the 2019 exchange notes and the 2020 exchange notes, the "exchange notes"), in each case which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal amount of our outstanding 1.900% Senior Notes due 2019 (CUSIP Nos. 60871RAL4 and U60894AA7) (the "original 2019 notes"), 2.250% Senior Notes due 2020 (CUSIP Nos. 60871RAN0 and U60894AB5) (the "original 2020 notes" and, together with the original 2019 notes, the "original Dollar notes") and Senior Floating Rate Notes due 2019 (ISINs: XS1577870980 and XS1577870808) (the "original Euro notes" and, together with the original Dollar notes, the "original notes"). We refer to the original notes and the exchange notes collectively as the "notes." The original notes are, and the exchange notes will be, jointly and severally guaranteed by on a full and unconditional senior unsecured basis by the subsidiary guarantors under our existing credit facility and our existing notes.

          The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to registration rights and liquidated damages. We will issue the exchange notes under the indentures governing the original notes. For a description of the principal terms of the exchange notes, see "Description of Notes."

          This exchange offer will expire at 11:59 p.m., New York City time, on December 13, 2017, unless we extend the offer. At any time prior to the expiration date, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

          The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will generally have no further obligations to provide for the registration of the original notes under the Securities Act. We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes.

          The original Dollar notes are not listed on any exchange or market. We do not intend to apply for listing of the Dollar exchange notes on any exchange or market. The original Euro notes are listed on the Official List of the Singapore Exchange Securities Trading Limited (the "SGX-ST"). However, we intend to delist the original Euro notes from the Official List of the SGX-ST upon the completion of this exchange offer. We also intend to list the Euro exchange notes on the New York Stock Exchange ("NYSE") upon the completion of this exchange offer. There can be no assurance that the Euro exchange notes will be accepted for listing on the NYSE.

          Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

          Investing in the exchange notes involves certain risks. Please read "Risk Factors" beginning on page 8 of this prospectus.

          Neither the Securities and Exchange Commission (the "SEC"), nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2017.

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:

Molson Coors Brewing Company
1801 California Street, Suite 4600
Denver, Colorado 80202
Attention: Investor Relations
MCBCInvestorRelations@molsoncoors.com
(303) 927-2337

        To obtain timely delivery, you must request these documents no later than five business days before the expiration date of the exchange offer.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents or this prospectus is accurate as of any other date other than the date on the front of these documents.

        Unless the context otherwise indicates, references in this prospectus to "we," "us," "our," "MCBC" and "Molson Coors" are to Molson Coors Brewing Company and its subsidiaries. The term "you" refers to a prospective investor.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of our company since the date hereof of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements relating to the acquisition of MillerCoors LLC ("MillerCoors") and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, anticipated results, anticipated synergies, expectations for funding future capital expenditures and operations, debt service capabilities, shipment levels and profitability, market share and the sufficiency of capital resources. In addition, statements that we make in this prospectus and the documents incorporated herein by reference that are not statements of historical fact may also be forward-looking statements. Words such as "expects," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward looking statements.

        Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those indicated (both favorably and unfavorably). These risks and uncertainties include, but are not limited to those described in "Risk Factors" found elsewhere throughout this prospectus and the documents incorporated herein by reference, and those described from time to time in our future reports filed with the Securities and Exchange Commission ("SEC"). Caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

i

 PROSPECTUS SUMMARY

        This summary contains basic information about us and this exchange offer. It does not contain all of the information that you should consider before deciding to participate in the exchange offer. You should carefully read this prospectus and the documents incorporated by reference herein for a more complete understanding of our business. Additionally, you should read the "Risk Factors" section of this prospectus and in the documents incorporated by reference into this prospectus before making an investment decision.

Our Company

        We are one of the world's largest brewers and have a diverse portfolio of owned and partner brands, including core brands Carling, Coors Light, Miller Lite, Molson Canadian and Staropramen, as well as craft and specialty beers such as Blue Moon, Creemore Springs, Cobra, Doom Bar, Henry's Hard Soda and Leinenkugel's. With centuries of brewing heritage, we have been crafting high-quality, innovative products with the purpose of delighting the world's beer drinkers and with the goal to be the first choice for our consumers and customers. Our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.

        Molson, Inc. ("Molson") and the Adolph Coors Company ("Coors") were founded in 1786 and 1873, respectively. Coors was incorporated in June 1913 under the laws of the State of Colorado. In October 2003, Coors merged with and into Adolph Coors Company, a Delaware corporation. In February 2005, upon completion of the merger of Adolph Coors Company (the Delaware corporation) and Molson, Adolph Coors Company (the Delaware corporation) changed its name to Molson Coors Brewing Company. The addresses and telephone numbers of our dual principal executive offices are: 1801 California Street, Suite 4600, Denver, Colorado 80202, (303) 927-2337 and 1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2R5, (514) 521-1786. Our website address is www.molsoncoors.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

Summary of the Exchange Offer

        On March 15, 2017, we completed a private offering of $500 million aggregate principal amount of 1.900% Senior Notes due 2019, $500 million aggregate principal amount of 2.250% Senior Notes due 2020, €500 million aggregate principal amount of Senior Floating Rate Notes due 2019, and the related guarantees (the "2017 private offering"). Concurrently with the 2017 private offering, we and certain subsidiary guarantors entered into a registration rights agreement (the "registration rights agreement") with the initial purchasers of the original notes in which we agreed to use reasonable best efforts to cause an exchange offer registration statement of which this prospectus is a part to be filed with the SEC within 365 days of the issuance of the original notes as part of an exchange offer for the original notes. In an exchange offer, you are entitled to exchange your original notes for exchange notes registered under the Securities Act with substantially identical terms as the original notes. The following is a summary of the exchange offer. For more information please see "The Exchange Offer." After this exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer	We are offering to exchange any and all of our 1.900% Senior Notes due 2019, 2.250% Senior Notes due 2020 and Senior Floating Rate Notes due 2019, all of which have been registered under the Securities Act, for an equal amount of our outstanding unregistered 1.900% Senior Notes due 2019, 2.250% Senior Notes due 2020 and Senior Floating Rate Notes due 2019, as applicable. As of the date of this prospectus, $500,000,000 in aggregate principal amount of unregistered 1.900% Senior Notes due 2019, $500,000,000 in aggregate principal amount of unregistered 2.250% Senior Notes due 2020, and €500,000,000 in aggregate principal amount of unregistered Senior Floating Rate Notes due 2019, are outstanding.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the original notes.

The original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal. However, no market currently exists for the exchange notes and we can offer no assurance that such a market will develop.

We will issue registered exchange notes promptly after the expiration of the exchange offer.
Expiration Date

The exchange offer will expire at 11:59 p.m., New York City time, on December 13, 2017, unless we decide to extend the expiration date. Please read "The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment" for more information about extending the expiration date.

Procedures for Tendering Original Notes

Otherwise than in respect of the original Euro notes held in Euroclear Bank SA/NV ("Euroclear") or Clearstream Banking société anonyme ("Clearstream"), to participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your original Dollar notes by following the automatic tender offer program ("ATOP") procedures established by The Depository Trust Company ("DTC"), for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. In such case, you need not complete, execute and deliver a letter of transmittal.

You can tender your original Euro notes by causing a valid Electronic Instruction (as defined herein) for submission by Direct Participants (as defined herein) to be received by the exchange agent, subject to applicable procedures of Euroclear or Clearstream.

If a holder of original notes desires to tender such notes and the holder's original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read "The Exchange Offer—Procedures for Tendering Original Euro Notes" and "The Exchange Offer—Procedures for Tendering Original Dollar Notes."
Special Procedures for Beneficial Owner

If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Withdrawal Rights

You may withdraw your tender of original notes at any time prior to 11:59 p.m., New York City time, on the expiration date of the exchange offer. Please read "The Exchange Offer—Withdrawal of Tenders."

Acceptance of Original Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept original notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Original Notes

If you do not exchange your original notes in the exchange offer, you will no longer be able to require us to register the original notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you may not be able to resell, offer to resell or otherwise transfer the original notes unless we have registered the original notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. Please see "Material U.S. Federal Income Tax Considerations."
Exchange Agent

The Bank of New York Mellon Trust Company, N.A., the trustee under the indentures governing the notes, is serving as exchange agent for the Dollar exchange notes in connection with the exchange offer. The Bank of New York Mellon, London Branch is serving as exchange agent for the Euro exchange notes in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. See "Use of Proceeds."
Registration Rights

If we fail to satisfy these obligations, we have agreed to pay additional interest to the holders of the notes under certain circumstances. Please see "The Exchange Offer—Additional Interest" for more information regarding your rights as a holder of the original notes.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read "The Exchange Offer—Fees and Expenses."

The Exchange Notes

        The form and terms of the exchange notes to be issued in the exchange offer are substantially identical to the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for additional interest if we fail to perform our registration obligations with respect to the original notes and, with limited exceptions, will not be entitled to registration rights under the Securities Act. The following summarizes the material terms of the exchange notes, which will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indentures. Certain capitalized terms used in this summary of the terms of the exchange notes and elsewhere in this prospectus are defined in "Description of Notes."

Issuer	Molson Coors Brewing Company
Notes Offered	$500,000,000 aggregate principal amount of 1.900% Senior Notes due 2019

$500,000,000 aggregate principal amount of 2.250% Senior Notes due 2020
€500,000,000 aggregate principal amount of Senior Floating Rate Notes due 2019
Maturity Date	1.900% Senior Notes due 2019—March 15, 2019
2.250% Senior Notes due 2020—March 15, 2020
Senior Floating Rate Notes due 2019—March 15, 2019
Optional Redemption

We may, at our option, at any time and from time to time redeem all or any portion of the 2019 exchange notes at any time prior to the maturity date, or the 2020 exchange notes at any time prior to February 15, 2020 (the "Par Call Date"), in each case at the applicable price discussed under "Description of Notes—Optional Redemption."

The 2020 exchange notes will be redeemable, in whole or in part, at our option at any time from time to time on or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the 2020 notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

The Euro exchange notes do not contain an optional redemption provision.
Interest	The 2019 exchange notes bear interest from March 15, 2017 at the rate of 1.900% per annum.
The 2020 exchange notes bear interest from March 15, 2017 at the rate of 2.250% per annum.
The Euro exchange notes bear interest from March 15, 2017 at the three-month EURIBOR plus 0.350% (reset quarterly).
Interest Payment Dates	Interest on the Dollar exchange notes is payable on March 15, and September 15 of each year.
Interest on the Euro exchange notes will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

Additional Amounts for Euro Exchange Notes

Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a Euro exchange note to a holder, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the Relevant Jurisdiction (as defined under the heading "Description of Notes—Payment of Additional Amounts for the Euro Exchange Notes"), will not be less than the amount provided in such Euro exchange note to be then due and payable. See "Description of Notes—Payment of Additional Amounts for the Euro Exchange Notes."

Redemption for Tax Reasons of the Euro Exchange Notes

We may redeem all, but not part, of the Euro exchange notes in the event of certain changes in the tax laws of the Relevant Jurisdiction. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the Euro exchange notes to the date fixed for redemption. See "Description of Notes—Redemption of the Euro Notes for Tax Reasons."

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined under "Description of Notes—Repurchase Upon Change of Control Triggering Event") occurs with respect to the exchange notes, we will be required to offer to repurchase the exchange notes at a price equal to 101% of the aggregate principal amount of the exchange notes repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, unless we have previously exercised our right to redeem the exchange notes. See "Description of Notes—Repurchase Upon Change of Control Triggering Event."

Guarantees

The exchange notes will be guaranteed jointly and severally on a full and unconditional senior unsecured basis by the "Guarantors" as defined under "Description of Notes—Certain Definitions." The Guarantors also guarantee our obligations under our existing credit facility and our existing notes.

Ranking

The exchange notes and the guarantees will be our and the Guarantors' senior unsecured obligations and will rank pari passu with all of our and the Guarantors' other unsubordinated debt and senior to all of our and the Guarantors' future subordinated debt. The exchange notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not Guarantors. The exchange notes and the guarantees will be effectively junior to our and the Guarantors' current and future secured obligations to the extent of the assets securing such obligations.

Covenants

The indentures pursuant to which the exchange notes will be issued (as supplemented from time to time, the "indentures") contain certain covenants that will, among other things, restrict our and certain of our subsidiaries' ability to:

• incur certain debt secured by liens;
• engage in certain sale-leaseback transactions; and
• consolidate, merge or transfer all or substantially all of our assets.
These covenants are subject to significant exceptions. See "Description of Notes—Certain Restrictions" and "Description of Notes—Merger, Consolidation or Sale of Assets."
Listing

The original Dollar notes are not listed on any exchange or market. We do not intend to apply for listing of the Dollar exchange notes on any exchange or market. The original Euro notes are listed on the Official List of the SGX-ST. However, we intend to delist the original Euro notes from the Official List of the SGX-ST upon the completion of this exchange offer. We also intend to list the Euro exchange notes on the NYSE upon the completion of this exchange offer. There can be no assurance that the Euro exchange notes will be accepted for listing on the NYSE.

Risk Factors	You should carefully consider the information in the section entitled "Risk Factors" before participating in the exchange offer.

RISK FACTORS

        You should carefully consider the risks described below, as well as the risks and other information contained or incorporated by reference in this prospectus, including the "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 ("Annual Report"), before exchanging your original notes. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may affect our business, financial condition and operating results. If any of these risks actually occurs, our business, financial condition and operating results could suffer, and you could lose all or part of your investment.

 Risks Related to the Exchange Offer

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

        We will issue exchange notes pursuant to the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we may not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original notes.

        We did not register the original notes and do not intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right, except in limited circumstances, to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes and the value of the original notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original notes that did not tender in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

Some holders who exchange their original notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Exchange Notes

The exchange notes are subject to prior claims of our secured creditors and the creditors of our non-guarantor subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the exchange notes.

        The exchange notes are our unsubordinated general obligations, ranking equally with our other unsubordinated indebtedness and liabilities but effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries. The indentures will permit us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries securing such debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the exchange notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. Additionally, our right to receive assets from any of our non-guarantor subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary's creditors, including trade creditors.

        If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the exchange notes in any proceeds distributed to unsecured and unsubordinated creditors upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

        As of September 30, 2017, we had outstanding indebtedness of approximately $12.3 billion that ranks equally with the exchange notes and no secured indebtedness outstanding. As of September 30, 2017, our non-guarantor subsidiaries had $19.1 million of outstanding indebtedness, excluding approximately $6.5 billion of intercompany debt and $249.6 million of intercompany payables.

The exchange notes will not be guaranteed by all of our subsidiaries and will be structurally subordinated to the debt of our non-guarantor subsidiaries, which means that creditors of these non-guarantor subsidiaries will be paid from the assets of those entities before holders of the notes would have any claims to those assets.

        The exchange notes will not be guaranteed by all of our subsidiaries and will be structurally subordinated to the debt of our non-guarantor subsidiaries, which means that creditors of these non-guarantor subsidiaries will be paid from the assets of those entities before holders of the exchange notes would have any claims to those assets. Although the exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of our existing and future subsidiaries, they will not be guaranteed by our other subsidiaries. For financial information regarding the Guarantors, please see note 19 to our consolidated financial statements included in our Annual Report and note 19 to the consolidated financial statements of MillerCoors included in our Current Report on Form 8-K filed on November 1, 2017, which are incorporated by reference into this prospectus. The guarantors of our existing notes are identical to the Guarantors of the exchange notes. The exchange notes will be effectively subordinated to all debt and other liabilities, including trade debt and preferred share claims, of our non-guarantor subsidiaries. In addition, although they will not guarantee the exchange notes, these non-guarantor subsidiaries may, in certain circumstances, guarantee our future debt obligations to the extent the guarantee would not constitute a fraudulent conveyance, result in adverse tax consequences to us or violate applicable local law. Furthermore, certain of these non-guarantor subsidiaries have guaranteed the obligations of certain non-U.S. borrowers under our revolving multi-currency credit facilities.

We are a holding company and depend on our subsidiaries to satisfy our cash needs, including to make payments on the notes.

        Our operations are substantially conducted through our subsidiaries. As a result, the cash flow and the consequent ability to service our indebtedness, including the exchange notes, is in large part dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Our subsidiaries are separate and distinct legal entities and, except for our subsidiaries that guarantee the exchange notes, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make funds available to us, whether by dividends, loans or other payments, except to the extent that there are enforceable inter-company obligations created in the future. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

        In addition, our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries may be limited by tax, foreign exchange or other laws. Foreign tax laws may affect our ability to repatriate cash from foreign subsidiaries. Foreign earnings may be subject to withholding requirements for foreign taxes. Cash we hold in foreign entities may become subject to exchange controls that prevent such cash from being converted into other currencies, including U.S. dollars. If our ability to repatriate cash generated by our foreign operations or borrow from our foreign subsidiaries is limited by tax, foreign exchange or other laws, our ability to make payments on our debt, including amounts due under the exchange notes, would be harmed.

The indentures governing the exchange notes do not limit the amount of unsecured indebtedness that we and our subsidiaries may incur.

        The indentures governing the exchange notes do not limit the amount of unsecured indebtedness that we and our subsidiaries may incur. In addition, the indentures permit us to incur additional secured indebtedness under specified circumstances. The indentures do not contain any financial covenants or other provisions that would afford the holders of the exchange notes any substantial protection in the event we participate in a highly leveraged transaction.

Changes in our credit ratings may adversely affect the value of the exchange notes.

        We cannot provide assurance as to the credit ratings that may be assigned to the exchange notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the exchange notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the exchange notes and increase our corporate borrowing costs.

Failure to comply with our debt covenants or a deterioration in our credit rating could have an adverse effect on our ability to obtain future financing at competitive rates and/or our ability to refinance our existing indebtedness.

        Under the terms of each of our credit facilities, we must comply with certain restrictions. These include restrictions on priority indebtedness (certain threshold percentages of secured consolidated net tangible assets), leverage thresholds, liens, and restrictions on certain types of sale lease-back transactions and transfers of assets. Failure to comply with these restrictions or maintain our credit rating may result in issues with our current financing structure and potential future financing requirements. A deterioration in our credit rating could also affect our ability to obtain future financing or refinance our current debt, as well as increase our borrowing rates, which could have an adverse effect on our business and financial results.

Credit ratings assigned to the exchange notes may not reflect all risks of an investment in the exchange notes.

        The credit ratings assigned to the exchange notes reflect the rating agencies' current assessment of our ability to make payments on the exchange notes when due. Consequently, real or anticipated changes in any of these credit ratings will generally affect the market value of the exchange notes. These credit ratings, however, may not reflect the potential impact of risks related to the structure, market or other factors related to the value of the exchange notes.

We may be unable to refinance our indebtedness.

        We may need to refinance all or a portion of our indebtedness, including the exchange notes, before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

        If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the exchange notes, we will be required to make an offer to repurchase the exchange notes in cash at the redemption prices described in this prospectus. However, we may not be able to repurchase the exchange notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. We may also be required to offer to repurchase certain of our other debt upon a change of control and such event may give rise to an event of default under our credit facilities. In addition, agreements governing indebtedness incurred in the future may restrict us from repurchasing the exchange notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered exchange notes would constitute an event of default under the indentures, which could, in turn, cause an acceleration of our other indebtedness. See "Description of Notes—Repurchase Upon Change of Control Triggering Event."

        We can enter into transactions, like recapitalizations, reorganizations, transactions with "permitted parties" (as defined in "Description of Notes—Repurchase Upon Change of Control Triggering Event") and other highly leveraged transactions, that do not constitute a change of control but that could adversely affect the holders of the exchange notes. The change of control provision that will be contained in the indentures may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a "Change of Control" as defined in the indentures. The indentures do not contain provisions that would require Molson Coors Brewing Company to offer to repurchase or redeem the exchange notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

The exchange notes of each series will be a new class of securities for which there is no established public trading market, and you may not be able to sell your exchange notes.

        The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. There can be no assurance as to:

  •
  the liquidity of any such market that may develop;

  •
  the ability of holders of the exchange notes to sell their exchange notes; or

  •
  the prices at which the holders of the exchange notes would be able to sell their exchange notes.

        The original Dollar notes are not listed on any exchange or market. We do not intend to apply for listing of the Dollar exchange notes on any exchange or market. The original Euro notes are listed on the Official List of the SGX-ST. However, we intend to delist the original Euro notes from the Official List of the SGX-ST upon the completion of this exchange offer. If the original Euro notes are delisted from the Official List of the SGX-ST, holders who do not exchange their original Euro notes in this exchange offer will not be able to trade the original Euro notes on the SGX-ST. We intend to list the Euro exchange notes on the NYSE upon the completion of this exchange offer. There can be no assurance that the Euro exchange notes will be accepted for listing on the NYSE. As a consequence, an active trading market may not develop or exit for any of the exchange notes, you may not be able to sell the exchange notes, or, even if you can sell the exchange notes, you may not be able to sell them at an acceptable price. If such markets were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amounts or purchase prices, depending on many factors, including:

  •
  prevailing interest rates (which, in respect of the Euro exchange notes will be three-month EURIBOR) and the markets for similar securities;

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  our credit rating;

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  the terms related to redemption or repurchase of the exchange notes;

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  the amount of our outstanding indebtedness;

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  the interest of securities dealers in making a market;

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  the remaining time to maturity of the exchange notes;

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  general economic conditions; and

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  our financial condition, historic financial performance and future prospects.

        In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The guarantees of the exchange notes may not be enforceable in certain circumstances.

        The trustee of the exchange notes is entitled, subject to the terms of the indentures and provided that an event of default has occurred and is continuing, to seek redress from each guarantor for the guaranteed indebtedness. However, there can be no assurance that the trustee will, or will be able to, effectively enforce the guarantees or that the assets of the guarantors, together with those of the Company, will be sufficient to satisfy our obligations under the exchange notes.

        The creditors of the Company and the guarantors could challenge the issuances of any of the exchange notes or the related guarantees and any related security as fraudulent transfers, conveyances or preferences, transfers at under value or on other grounds under applicable law. A court could void the obligations under the exchange notes or any guarantee and any related security or take other actions detrimental to the holders of the notes if, among other things, it were to determine that we or the applicable guarantor:

  •
  issued the exchange notes or guarantee or related security with the intent to prefer, defeat, hinder, delay or defraud its existing or future creditors;

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  received less than reasonably equivalent value or fair consideration in return for issuing the exchange notes or the guarantee or related security;

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  was insolvent or rendered insolvent by reason of issuing the exchange notes or the guarantee; or

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  acted in an oppressive manner, unfairly prejudicial to or unfairly disregarded the interests of any stakeholder or other interested party.

        To the extent a court voids a guarantee and any related security as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of the exchange notes would cease to have any direct claim against the guarantor that delivered the guarantee. If a court were to take this action, the guarantor's assets would be applied first to satisfy the guarantor's liabilities, including trade payables, and preferred stock claims, if any, before any payment in respect of the guarantee could be made. A guarantor's remaining assets may not be sufficient to satisfy the claims of holders of the exchange notes relating to any voided portions of the guarantees and any related security.

An investment in the Euro exchange notes by a purchaser whose home currency is not Euros entails significant risks.

        All payments of interest on and the principal of the Euro exchange notes will be made in Euros, except as otherwise described herein. An investment in the Euro exchange notes by a purchaser whose home currency is not Euros entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder's home currency and Euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the Euros and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the Euro exchange notes. Depreciation of the Euro against the holder's home currency would result in a decrease in the effective yield of the Euro exchange notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. Investing in the Euro exchange notes by U.S. investors may also have important tax consequences.

In a lawsuit for payment on the Euro exchange notes, an investor may bear currency exchange risk.

        The Euro exchange notes and the indenture governing the Euro exchange notes will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Euro exchange notes would be required to render the judgment in Euros. The judgment would be converted into U.S. dollars, however, at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Euro exchange notes, investors whose home currency is not Euros would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Euro exchange notes would apply the foregoing New York law. To the extent that a judgment is ordered in U.S. dollars, an investor would be subject to exchange risk on the amount they receive in Euros due to variation in the exchange rate between the time of judgment and the time of collection.

        In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the exchange notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The indenture governing the Euro exchange notes includes an indemnity by the Company against a deficiency due to any such judgment, but there can be no assurance that such indemnity will be enforced. The date used to determine the rate of conversion of Euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

        The Euro exchange notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive Euro exchange notes are required to be issued in relation to such Euro exchange notes in accordance with the provisions of the relevant global Euro exchange notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Euro exchange notes unless and until such time as its holding satisfies the minimum denomination requirement.

The Euro exchange notes permit us to make payments in U.S. dollars if we are unable to obtain Euros.

        If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro exchange notes will be made in U.S. dollars until the Euro is again available to us or so used. The amount payable on any date in Euro will be converted into U.S. dollars at the most recently available market exchange rate for Euro. Any payment in respect of the Euro exchange notes so made in U.S. dollars will not constitute an event of default under the Euro exchange notes or the indenture governing the Euro exchange notes.

The European Commission has proposed a financial transaction tax in certain member states of the European Union which, if adopted, could apply in certain circumstances to secondary market trades of the Euro exchange notes both within and outside of those participating member states.

        On February 14, 2013, the European Commission published a proposal (the "Commission's Proposal") for a directive for a common financial transaction tax (the "FTT") in Belgium, Germany, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the "participating Member States") and Estonia. However, Estonia has since stated that it will not participate.

        The Commission's Proposal has very broad scope and could, if introduced in its published form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

        Under the Commission's Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Euro exchange notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        The FTT proposal remains subject to negotiation between participating Member States. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate.

        Prospective holders of the Euro exchange notes are advised to seek their own professional advice in relation to the FTT.

The Euro exchange notes will initially be held in book-entry form and therefore investors must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        The Euro exchange notes will initially only be issued in global certificated form and held through Euroclear and Clearstream. Interests in the global Euro exchange notes will trade in book-entry form only, and Euro exchange notes in definitive registered form will be issued in exchange for book-entry interests only in very limited circumstances. Owners of book-entry interests will not be considered owners or holders of Euro exchange notes. The common depositary for Euroclear and Clearstream, or its nominee, will be the sole registered holder of the global notes representing the Euro exchange notes. Payments of principal, interest and other amounts owing on or in respect of the global notes representing the Euro exchange notes will be made to the paying agent for the Euro exchange notes, which will make payments to Euroclear and Clearstream. Thereafter, these payments will be credited to participants' accounts that hold book-entry interests in the global notes representing the Euro exchange notes and credited by such participants to indirect participants. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream, and if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to exercise any rights and obligations of a holder of Euro exchange notes under the indenture governing the Euro exchange notes.

        Unlike the holders of the Euro exchange notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the Euro exchange notes. Instead, if an investor owns a book-entry interest, they will be permitted to act only to the extent they have received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

The amount of interest payable on the Euro exchange notes is set only once per quarter based on the three-month EURIBOR rate on the interest determination date, which rate may fluctuate substantially.

        In the past, the level of the three-month EURIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month EURIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month EURIBOR rate is not an indication that the three-month EURIBOR rate is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month EURIBOR rate as an indication of its future performance. You should further note that although the actual three-month EURIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month EURIBOR rate on the applicable interest determination date, you will not benefit from the three-month EURIBOR rate at any time other than on the interest determination date for such interest period. As a result, changes in the three-month EURIBOR rate may not result in a comparable change in the market value of the Euro exchange notes.

USE OF PROCEEDS

        We are making the exchange offer to satisfy our obligations under the original notes, the indentures and the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the nine months ended September 30, 2017. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Fiscal Year Ended
						Nine Months Ended September 30, 2017
	December 29, 2012	December 31, 2013	December 31, 2014	December, 31, 2015	December, 31, 2016(2)
Ratio of earnings to fixed charges(1)	3.8	4.3	4.8	4.1	11.7	5.1

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of income from continuing operations before income taxes and minority interests plus fixed charges, amortization of capitalized interest and distributions from unconsolidated entities less equity in net income of unconsolidated entities and capitalized interest. Fixed charges include interest expense (net of capitalized interest), capitalized interest and the portion of rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of rent expense representing interest is estimated to be 33%.

(2)
Net income from continuing operations attributable to MCBC includes the gain of approximately $3.0 billion related to the fair value remeasurement of our pre-existing 42% interest in MillerCoors over its carrying value, as well as the reclassification of the loss related to MCBC's historical accumulated other comprehensive income on our 42% interest in MillerCoors, both of which were recorded within special items, net for the year ended December 31, 2016. For further information, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016.

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We entered into a registration rights agreement (the "registration rights agreement") with the initial purchasers of the original notes issued on March 15, 2017. In the registration rights agreement, we and the guarantors agreed to, at our cost:

  •
  file a registration statement (which we refer to as an exchange offer registration statement) with the SEC with respect to a registered exchange offer (which we refer to as a registered exchange offer) to exchange the notes for new notes of the company, guaranteed by the guarantors and having terms identical in all material respects to the notes (except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest (as discussed below)); and

  •
  cause the exchange offer registration statement to be declared effective under the Securities Act and use its reasonable best efforts to complete the exchange offer not later than 120 days after the filing of the exchange offer registration statement.

        In addition, we agreed to provide that upon the effectiveness of the exchange offer registration statement, we would promptly commence the exchange offer, whereby the exchange notes will be offered in exchange for surrender of the original notes, and that we will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law including in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) after the date notice of the registered exchange offer is first mailed, sent or given to the noteholders. For each original note surrendered to us for exchange pursuant to the registered exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note.

        We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the "exchange offer."

  Resale of Exchange Notes

        Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. We also believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with this prospectus.

        If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

  •
  cannot rely on such interpretations of the SEC staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

        Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Shelf Registration

        In the registration rights agreement, we agreed that in the event that:

  •
  the Company and the guarantors determine that the registered exchange offer is not available or the exchange offer may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC,

  •
  a holder participating in the exchange offer does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company within the meaning of the Securities Act) and notifies us within 30 days after such holder first becomes aware of such restrictions (a "Holder Notice"),

  •
  the exchange offer is not for any other reason completed by the target completion date (as defined in the registration rights agreement), or

  •
  upon receipt of a written request (a "Shelf Request") from any initial purchaser representing that it holds registrable securities that are or were ineligible to be exchanged in the exchange offer any holder of original notes (other than the initial purchasers) is not eligible to participate in the exchange offer, then we will, at our expense, use our reasonable best efforts to, as soon as practicable after such determination date, Holder Notice or Shelf Request, as the case may be, but in no event more than 90 days after so required or requested pursuant to the registration rights agreement, cause to be filed and thereafter shall use their reasonable best efforts to cause to be declared effective (unless it becomes effective automatically upon filing), within 180 days after so required or requested pursuant to this registration rights agreement (such date, the "Shelf Effective Date"), a shelf registration statement providing for the sale of all the registrable securities by the holders thereof and to have such shelf registration statement become effective or, if permitted by Rule 430B under the Securities Act, otherwise designate an existing effective shelf registration statement for use by the holders as a shelf registration statement providing for the sale of all registrable securities by holders thereof.

Additional Interest

        In the event that the exchange offer registration statement has not been filed by the target filing date (as defined in the registration rights agreement), the exchange offer is not completed by the target completion date (as defined in the registration rights agreement) or the shelf registration statement, if required, is not effective by the shelf effective date (as defined in the registration rights agreement), the interest rate on the original notes will be increased by (i) 0.25% per annum for the first 90-day period immediately following such date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer registration statement has been filed, the exchange offer is completed or the shelf registration statement, if required, becomes effective, up to a maximum total increase of 0.50% per annum. In the event that we receives a Holder Notice or Shelf Request, and the shelf registration statement required to be filed thereby has not become effective by the later of the shelf effective date or (y) 90 days after delivery of such Holder Notice or Shelf Request (such later date, the "Shelf Additional Interest Date"), then the interest rate on the original notes will be increased by (i) 0.25% per annum for the first 90-day period payable commencing from one day after the Shelf Additional Interest Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the shelf registration statement becomes effective, up to a maximum total increase of 0.50% per annum.

        If the Shelf Registration Statement, if required, is effective and thereafter either ceases to be effective or the applicable prospectus contained therein ceases to be usable, in each case whether or not permitted by the registration rights agreement, at any time during the shelf effectiveness period (as defined in the registration rights agreement), and such failure to remain effective or usable exists for more than 30 days (whether or not consecutive) in any 12-month period (the 30th such date, the "Trigger Date"), then the interest rate on the original notes will be increased by (i) 0.25% per annum for the first 90-day period immediately following the Trigger Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum increase of 0.50% per annum, and ending on such date that the shelf registration statement is again effective or the applicable prospectus again becomes usable. Such additional interest shall accrue as liquidated damages on the principal amount of the exchange notes or original notes, as the case may be.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of Dollar exchange notes in exchange for each $1,000 principal amount of original Dollar notes surrendered under the exchange offer and accepted by us. Original Dollar notes may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum, and untendered original Dollar notes may only be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. We will issue €1,000 principal amount of Euro exchange notes in exchange for each €1,000 principal amount of original Euro notes surrendered under the exchange offer and accepted by us. Original Euro notes may be tendered only in integral multiples of €1,000, subject to a €100,000 minimum, and untendered original Euro notes may only be in a minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof.

        The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not contain terms with respect to additional interest on transfer restrictions. For each original note surrendered to us pursuant to the exchange offer, the holder who surrendered such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the original issue date of such original note.

        As of the date of this prospectus, $500,000,000 in aggregate principal amount of the unregistered 1.900% Senior Notes due 2019, $500,000,000 in aggregate principal amount of the unregistered 2.250% Senior Notes due 2020, and €500,000,000 in aggregate principal amount of the unregistered Senior Floating Rate Notes due 2019, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the SEC rules and regulations. Original notes that are not tendered for exchange in the exchange offer:

  •
  will remain outstanding;

  •
  will continue to accrue interest; and

  •
  will be entitled to the rights and benefits that holders have under the indenture relating to such notes and, under limited circumstances, the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We will issue the exchange notes promptly after the expiration of the exchange offer.

        If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details about fees and expenses incurred in the exchange offer.

        We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 11:59 p.m., New York City time, on December 13, 2017, unless at our sole discretion we extend the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any original notes by giving written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

        To extend the exchange offer, we will notify the exchange agent in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

  •
  to extend the exchange offer;

  •
  to delay accepting for exchange any original notes; or

  •
  to terminate the exchange offer.

        We will give written notice of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

        Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the expiration date of the exchange offer any of the following events occur:

  •
  any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  •
  the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

        In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

  •
  the representations described under "—Representations on Tendering Original Notes" and "Plan of Distribution;" and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

        We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing, and to reject for exchange any original notes upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original notes as promptly as practicable.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

        In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering Original Euro Notes

        As used in this prospectus the following terms have the following meanings:

        "Direct Participant" means each person who is shown in the records of the European Clearing Systems as a holder of the original Euro notes.

        "European Clearing Systems" means Clearstream and Euroclear.

        Subject to applicable procedures of Euroclear and Clearstream, to tender original Euro notes held through Euroclear or Clearstream, a holder who is not a Direct Participant in Euroclear or Clearstream must arrange for a Direct Participant to deliver its electronic tender and block instruction (the "Electronic Instruction"), which includes its Security Instructions (as defined below), to Euroclear or Clearstream in accordance with the deadlines specified by Euroclear or Clearstream on or prior to the expiration date, as the case may be. Only a Direct Participant in Euroclear or Clearstream may submit an Electronic Instruction to Euroclear or Clearstream.

        The term "Security Instructions" means, with respect to securities held through Euroclear or Clearstream, irrevocable instructions: (i) to block any attempt to transfer a holder's original Euro notes on or prior to the applicable settlement date; and (ii) to debit the holder's account on the applicable settlement date in respect of the Euro exchange notes that have been tendered by the holder. By submitting a Security Instruction, holders authorize Euroclear and Clearstream to disclose the name of the Direct Participant to the exchange agent and us. All of the original Euro notes tendered by the holder will be debited from the holder's account. The debit will occur upon receipt of an instruction from the exchange agent. In the event that the exchange offer is terminated by us prior to the applicable settlement date, as notified to Euroclear or Clearstream by the exchange agent, the irrevocable instructions will be automatically withdrawn. Security Instructions can be delivered only by Direct Participants in Euroclear and Clearstream.

        A holder's Electronic Instruction, which includes its Security Instructions, must be delivered and received by Euroclear or Clearstream in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of Security Instructions to Euroclear or Clearstream.

        Beneficial owners that hold original Euro notes through a custodian may not submit an Electronic Instruction directly. Such holders should contact their relevant custodians to submit an Electronic Instruction on their behalf.

Procedures for Tendering Original Dollar Notes

        Except as set forth below, a holder of original Dollar notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., which will act as the exchange agent, at the address set forth below under the heading "—Exchange Agent"; or

  •
  comply with DTC's Automated Tender Offer Program ("ATOP") procedures described below, in which case no letter of transmittal need be delivered.

        In addition, either:

  •
  the exchange agent must receive the certificates for the original Dollar notes and the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the original Dollar notes being tendered, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

        The method of delivery of the original Dollar notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or original Dollar notes should be sent directly to us.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the original Dollar notes surrendered for exchange are tendered:

  •
  by a registered holder of the original Dollar notes; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

        If original Dollar notes are registered in the name of a person other than the signer of the letter of transmittal, the original Dollar notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book- entry transfer will be deemed to include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Dollar exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

        DTC's ATOP program is the only method of processing the exchange offer through DTC. To tender original Dollar notes through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. Any instruction through ATOP, such as an agent's message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

        In order for your tender through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Representations on Tendering Original Notes

        By surrendering original notes in the exchange offer, you will be representing that, among other things:

  •
  you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;

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  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes within the meaning of the Securities Act;

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  you are not an "affiliate" of ours, as defined in Rule 405 under the Securities Act;

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  you have full power and authority to tender, exchange, assign and transfer the original notes tendered;

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  we will acquire good, marketable and unencumbered title to the original notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the original notes are accepted by us;

  •
  you acknowledge and agree that if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of such exchange notes, and you cannot rely on the position of the SEC's staff in their no-action letters issued for persons who are not broker-dealers; and

  •
  you are not acting on behalf of any person who cannot truthfully and completely make the foregoing representations.

Determination of Validity

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note improperly tendered;

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  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer.

        Notwithstanding the foregoing, we do not expect to treat any holder of original notes differently from other holders to the extent they present the same facts or circumstances.

        Our interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of original notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

        Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any original notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons' authority to so act unless we waive this requirement.

Representations on Tendering Original Notes

        By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

  •
  may not rely on applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes of each series properly tendered and will issue exchange notes in the applicable series registered under the Securities Act in exchange for the tendered original notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given written notice to the exchange agent, and complied with the applicable provisions of the registration rights agreement. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

        For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the original notes. Holders of exchange notes will not receive any payment in respect of accrued interest on original notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

        In all cases, we will issue exchange notes for original notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for such original notes or a timely book-entry confirmation of such original notes into the exchange agent's account at DTC, Euroclear or Clearstream, as applicable;

  •
  a properly completed and duly executed letter of transmittal, agent's message or Electronic Instructions; and

  •
  all other required documents.

        If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of original Dollar notes tendered by book-entry transfer into the exchange agent's account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

        We will return the original notes or have them credited to DTC, Euroclear or Clearstream, as applicable, promptly after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures for Original Dollar Notes

        If a holder of original Dollar notes desires to tender such notes and the holder's original Dollar notes are not immediately available, or time will not permit the holder's original Dollar notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the original Dollar notes through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the original Dollar notes tendered, the names in which such original Dollar notes are registered, if applicable, the certificate number or numbers of such original Dollar notes and the amount of the original Dollar notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three NYSE trading days after the expiration date, the certificates for all physically tendered original Dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered original Dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

        Your tender of original notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of your original notes at any time prior to the expiration of the exchange offer.

        With respect to the original Dollar notes, for a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person that has tendered the original Dollar notes to be withdrawn; identify the original Dollar notes to be withdrawn, including the principal amount of such original Dollar notes; and

  •
  where certificates for original Dollar notes are transmitted, specify the name in which original Dollar notes are registered, if different from that of the withdrawing holder.

        If original Dollar notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

        With respect to the original Euro notes, for a withdrawal to be effective, you must instruct the Direct Participant to submit a valid electronic withdrawal instruction to the relevant European Clearing System which must be received by the exchange agent prior to 11:59 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. Original notes received by the exchange agent that are withdrawn will be returned by the exchange agent to the participant who delivered such original notes by crediting an account maintained at either DTC, Euroclear or Clearstream, as applicable, designated by such participant. The original notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 11:59 p.m., New York City time, on the expiration date.

Effect of Not Tendering

        Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

        Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes in the prospectus relating to the original notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those original notes except in limited circumstances with respect to specific types of holders of original notes and we do not intend to register the original notes under the Securities Act. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

        The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the Dollar exchange notes in connection with the exchange offer. The Bank of New York Mellon, London Branch has been appointed as exchange agent for the Euro exchange notes in connection with the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Exchange Agent for the Dollar Exchange Notes:	Exchange Agent for the Euro Exchange Notes:
The Bank of New York Mellon Trust Company, N.A.	The Bank of New York Mellon, London Branch

c/o The Bank of New York Mellon
Corporate Trust Operations-Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Eric Herr

Tel: 315-414-3362
Fax: 732-667-9408
Email: CT_REORG_UNIT_INQUIRIES@bnymellon.com

One Canada Square London E14 5AL United Kingdom Attention: Debt Restructuring Services Tel: +44 1202 689 644 Email: debtrestructuring@bnymellon.com

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the original notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such original notes or exchange notes.

Accounting Treatment

        We will record the exchange notes at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the original notes.

Transfer Taxes

        Holders who tender their original notes in exchange for exchange notes will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to issue exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those original notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of original notes shall pay transfer taxes, if any, attributable to the sale of such original notes or of any exchange notes received in connection with this exchange offer. If a transfer tax is imposed for any reason other than the transfer and exchange of original notes to us or our order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the applicable holder.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.    In the future, we may at our discretion seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

 DESCRIPTION OF NOTES

        This section describes the specific financial and legal terms of the exchange notes. References to "we," "us," or the "Company" in this "Description of Notes" are references to Molson Coors Brewing Company and not any of its subsidiaries. The following description is a summary of the material provisions of the indentures applicable to both the exchange notes and the original notes, and does not purport to be complete. As such, (i) when we refer to the "Dollar notes," we are describing the material provisions of both the original Dollar notes and the Dollar exchange notes, (ii) when we refer to the "Euro notes," we are describing the material provisions of both the original Euro notes and the Euro exchange notes, and (iii) when we refer to the "notes," we are describing both the Dollar notes and the Euro notes. Reference is made to the indentures for the notes for the full text of the terms of each series of the notes, copies of which are incorporated by reference in this prospectus. The terms of the notes include those stated in the indentures and those made a part of the indentures by reference to the Trust Indenture Act of 1939, as amended. The following description does not restate the indentures in their entirety. We urge you to read each indenture applicable to the series of notes you hold in their entirety because such indentures, and not this description of the notes, defines your rights as a holder of the respective notes. For more information on how you can obtain a copy of the applicable indentures, see "Where You Can Find More Information." You can find the definitions of certain terms used in this description of the exchange notes under the caption "—Certain Definitions" below.

General Description of Dollar Notes

        Each series of Dollar notes is, or will be, issued under an indenture, dated March 15, 2017, among us, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The original 2019 notes were issued in an initial aggregate principal amount of $500,000,000, and the 2019 exchange notes will be issued in an initial aggregate principal amount of up to $500,000,000. Both the original 2019 notes and the 2019 exchange notes will mature on March 15, 2019. The original 2020 notes were issued in an initial aggregate principal amount of $500,000,000, and the 2020 exchange notes will be issued in an initial aggregate principal amount of up to $500,000,000. Both the original 2020 notes and the 2020 exchange notes will mature on March 15, 2020.

        Each series of Dollar notes are issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. No service charge is made for any transfer or exchange of the Dollar notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The Dollar notes are not entitled to any sinking fund.

        Interest accrues on each series of Dollar notes at the applicable rate per annum shown on the cover of this prospectus from the original issue date of the Dollar notes, or from the most recent date to which interest has been paid or provided for, and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017, to the persons in whose names the Dollar notes are registered in the security register at the close of business on the March 1 or September 1 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such Dollar notes is payable. Interest is computed on the Dollar notes on the basis of a 360-day year of twelve 30-day months. Principal and interest are payable, and the Dollar notes are transferable or exchangeable, at the office or offices or agency maintained by us for this purpose.

        If any interest payment date is not a Business Day, we will pay interest on the next day that is a Business Day as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for such delay. A Business Day is a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        We have initially appointed the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the Dollar notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the Dollar notes and registration of transfers of the Dollar notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts.

        We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

        The Dollar notes are, or will be, unsecured and unsubordinated obligations of the Company and rank pari passu with its other unsecured and unsubordinated debt, including the Existing Notes (as defined below) and U.S. borrowings under our credit facilities.

        We may issue additional securities under the indenture for the Dollar notes from time to time in one or more other series, which may have terms and conditions that differ from those set forth herein. The Dollar notes each constitute a separate series of securities under the indenture for the Dollar notes. In addition, we may, without the consent of the holders of any series of the Dollar notes, issue additional Dollar notes having the same terms and conditions in all respects as any series of the Dollar notes, except for the applicable issue date and the issue price. Any such additional notes having such similar terms, together with the relevant series of the Dollar notes, will be treated as a single series of securities under the indenture, provided that if any such additional Dollar notes are not fungible with the existing Dollar notes for United States federal income tax purposes, such additional Dollar notes will have a separate CUSIP number.

General Description of Euro Notes

        The Euro notes were, or will be, issued under an indenture, dated March 15, 2017, among us, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The Company also entered into a paying agency agreement with The Bank of New York Mellon, London Branch, as paying agent (the "Paying Agent"), and a calculation agency agreement with The Bank of New York Mellon, London Branch, as calculation agent (the "Calculation Agent"), with respect to the Euro notes. The original Euro notes were issued in an initial aggregate principal amount of €500,000,000, and the Euro exchange notes will be issued in an initial aggregate principal amount of up to €500,000,000. The Euro notes will mature on March 15, 2019. The Euro notes are issued only in fully registered form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 above that amount. No service charge will be made for any transfer or exchange of the Euro notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The Euro notes are not entitled to any sinking fund.

  Interest on the Euro Notes

        Interest on the Euro notes accrues from and including March 15, 2017 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the Euro notes on each March 15, June 15, September 15 and December 15 of each year, with the first interest payment being made on June 15, 2017. We will make interest payments to the person in whose name the Euro notes are registered at the close of business on the 15th calendar day (whether or not a business day) preceding the respective interest payment date.

        The per annum interest rate on the Euro notes in effect for each day of a Floating Rate Interest Period (as defined below) will be equal to the Applicable EURIBOR Rate (as defined below) plus 35 basis points (0.350%); provided, however, that the minimum interest rate shall be zero (the

"Floating Interest Rate"). The Floating Interest Rate for each Floating Rate Interest Period will be set two TARGET days (as defined below) prior to March 15, June 15, September 15 or December 15 of each year (each such date, a "Floating Rate Interest Reset Date"), and will be set for the initial Floating Rate Interest Period on March 13, 2017. The Euro notes bear interest at the applicable Floating Interest Rate until the principal on the Euro notes is paid or made available for payment (the "Floating Rate Principal Payment Date"). If any Floating Rate Interest Reset Date and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR business day, such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR business day.

        "EURIBOR business day" means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, operates.

        "Floating Rate Interest Period" shall mean the period from and including a Floating Rate Interest Payment Date to but excluding the next succeeding Floating Rate Interest Payment Date and, in the case of the last such period, from and including the Floating Rate Interest Payment Date immediately preceding the Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including the later of the Floating Rate Maturity Date or the Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Maturity Date is not a EURIBOR business day, then the principal amount of the notes plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Floating Rate Maturity Date, Floating Rate Principal Payment Date or any day thereafter.

        The "Applicable EURIBOR Rate" shall mean the greater of (x) zero and (y) the rate determined in accordance with the following provisions:

          (1)   Two prior TARGET days on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an "Interest Determination Date"), the Calculation Agent, as agent for us, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. "Reuters Screen EURIBOR01 Page" means the display designated on page "EURIBOR01" on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in (2) below. "TARGET day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is operating.

          (2)   With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market selected by us (the "Reference Banks") at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than A1,000,000 that is representative for a single transaction in such market at such time. We will request the principal euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by us at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than A1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by us are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

        The amount of interest for each day that the Euro notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the Euro notes (known as the "Actual/360" day count). The amount of interest to be paid on the Euro notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.

        The Floating Interest Rate and amount of interest to be paid on the Euro notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any holder of the Euro notes, provide the interest rate at the time of the last interest payment date with respect to the Euro notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on us and the holders of the rate notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the rate notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable EURIBOR Rate for any Interest Period, or that we propose to remove such Calculation Agent, we shall appoint ourselves or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

        We have initially appointed the trustee at its corporate trust office as a transfer agent and registrar for the Euro notes and we have initially appointed The Bank of New York Mellon, London Branch, as a paying agent for the Euro notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the Euro notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

        The Euro notes are unsecured and unsubordinated obligations of the Company and will rank pari passu with its other unsecured and unsubordinated debt, including the Existing Notes (defined below) and U.S. borrowings under our credit facilities.

        We may issue additional securities under the indenture from time to time in one or more other series, which may have terms and conditions that differ from those set forth herein. In addition, we may, without the consent of the holders of the Euro notes, issue additional Euro notes having the same terms and conditions in all respects as the Euro notes, except for the applicable issue date and the issue price. Any such additional Euro notes having such similar terms, together with then-existing Euro notes, will be treated as a single series of securities under the indenture, provided that if any such additional Euro notes are not fungible with the then-existing Euro notes for United States federal income tax purposes, such additional notes will have separate ISIN, CUSIP and Common Code numbers, as applicable.

        The Euro notes and other securities of other series under the indenture governing the Euro Notes will vote together as a single class in many circumstances. To the extent that any securities are issued under the indenture governing the Euro Notes and denominated in a currency other than U.S. dollars, the principal amount of the Euro notes and such other securities for purposes of any act, consent or waiver under the indenture governing the Euro notes shall be determined as the dollar equivalent thereof, converted based on the spot rate (as determined by us in our discretion) at 11:00 a.m. Eastern time on the business day before the record date for such act, waiver or consent (or, if there is no such record date, the date when such act, consent or waiver is taken).

Guarantees

        The notes and all of the Company's obligations under the indentures will be jointly and severally guaranteed on a full and unconditional senior unsecured basis initially by Molson Coors International LP, Molson Canada 2005, Molson Coors International General, ULC, Molson Coors Callco ULC, Coors Brewing Company, Molson Coors Holdco Inc., CBC Holdco LLC, MC Holding Company LLC, CBC Holdco 2 LLC, Newco3, Inc., MillerCoors LLC, CBC Holdco 3, Inc., MillerCoors Holdings LLC, Jacob Leinenkugel Brewing Co., LLC and Coors International Holdco 2, ULC. The Guarantors will fully and unconditionally guarantee the payment of all of the principal of, and any premium and interest, if any, on, the notes when due, whether at maturity or otherwise. Each guarantee will be limited as necessary to prevent such guarantee from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each of these entities will also guarantee our obligations under our credit facilities and our Existing Notes (as defined below).

        Each Guarantor that makes a payment under its guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. If a guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor and, depending on the amount of such indebtedness, a Guarantor's liability on its guarantee could be reduced to zero.

        In addition, the Company will cause each of its Subsidiaries that issued Senior Debt guaranteed by the Company and guarantees Senior Debt of the Company under (i) the Company's then-existing primary credit facility, (ii) the 2.25% Notes due 2018 guaranteed by the Company, the 2.1% Senior Notes due 2021 issued by the Company, the 2.75% Notes due 2020 guaranteed by the Company, the 2.84% Senior Notes due 2023 guaranteed by the Company, 3.44% Senior Notes due 2026 guaranteed by the Company, the 3.5% Senior Notes due 2022 issued by the Company, the 3.0% Senior Notes due 2026 issued by the Company, the 5.0% Senior Notes due 2042 issued by the Company, the 4.2% Senior Notes due 2046 issued by the Company, the 1.45% Senior Notes due 2019 or the 1.25% Senior Notes due 2024 issued by the Company (the "Existing Notes"), or (iii) any senior unsecured notes issued by the Company in future capital markets transactions ("Additional Debt"), after the first original issue date of the notes to, within 30 days of any of the events listed in clauses (i), (ii), and (iii) immediately above, to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of each series of the notes on the same terms and conditions as the original guarantees from the initial Guarantors.

        A Guarantor will be automatically released and relieved from all its obligations under its guarantee in the following circumstances:

          (a)   upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of at least a majority of the total voting power of the capital stock or other interests of such Guarantor (other than to the Company or any of its Subsidiaries), as permitted under the indenture;

          (b)   upon the sale or disposition of all or substantially all the assets of such Guarantor (other than to the Company or any of its Subsidiaries), as permitted under the indenture; or

          (c)   if at any time when no default has occurred and is continuing with respect to the notes, such Guarantor no longer guarantees (or which guarantee is being simultaneously released or will be immediately released after the release of the Guarantor) the Debt of the Company under (i) the Company's then-existing primary credit facility, (ii) the Existing Notes or (iii) any Additional Debt.

        "Senior Debt" means, with respect to any Person, Debt of such Person, whether outstanding on the date of the indenture or thereafter incurred unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Debt shall not include (1) any Debt of such Person owing to any affiliate of the Company; or (2) any Debt of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt of such Person.

        The guarantor structure and supplemental guarantor financial information for the original notes and the exchange notes is exactly the same as our Existing Notes, which are presented in our Annual Report and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, each of which are incorporated by reference in this prospectus. Therefore, our previously filed consolidated financial statements and supplemental guarantor financial information (as required under Rule 3-10 of Regulation S-X) is reflective of the Guarantors of the original notes and the exchange notes.

Optional Redemption

  Dollar Notes

        We may, at our option, at any time and from time to time redeem all or any portion of (a) the 2019 notes at any time prior to the maturity date of the 2019 notes, or (b) the 2020 notes at any time prior to February 15, 2020 (the "Par Call Date"), in each case on not less than 15 nor more than 60 days' prior notice sent to registered holders of the 2019 notes or 2020 notes to be redeemed at a redemption price equal to the greater of:

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  100% of the principal amount of the 2019 notes or 2020 notes being redeemed; and

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  the sum, as determined by an Independent Investment Banker, of the present values of (a) in the case of the 2019 notes, the principal amount of the notes being redeemed and the remaining scheduled payments of interest on such notes being redeemed through the maturity date of the 2019 notes, and (b) in the case of the 2020 notes, the redemption price on the Par Call Date and the remaining scheduled payments of interest on such notes being redeemed as if the notes were redeemed on the Par Call Date, in each case (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) computed using a discount rate equal to the Treasury Rate plus (i) 10 basis points in the case of the 2019 notes and (ii) 15 basis points in the case of the 2020 notes, in each case, plus accrued and unpaid interest on the principal amount of such notes being redeemed to, but excluding, the redemption date.

        The 2020 notes are redeemable, in whole or in part, at our option at any time from time to time on or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

        If money sufficient to pay the redemption price of all of the 2019 notes and 2020 notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of notes (or such portion thereof) called for redemption.

        If we elect to redeem less than all of any series of the 2019 notes or 2020 notes, and such notes are at the time represented by a global note, then the depositary will select by lot the particular notes of such series to be redeemed. If we elect to redeem less than all of any series of the notes, and any of such notes are not represented by a global note, then the trustee will select the particular notes of such series to be redeemed in accordance with its customary practices and procedures (and the depositary will select by lot the particular interests in any global note of such series to be redeemed).

        We may at any time, and from time to time, purchase the 2019 notes or 2020 notes at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.

        Once notice of redemption is mailed (or otherwise transmitted in accordance with the applicable procedures of DTC for any series of 2019 notes or 2020 notes, the notes of such series called for redemption will become due and payable on the redemption date at the applicable redemption price.

        Notice of any redemption of 2019 notes or 2020 notes in connection with a corporate transaction (including any equity offering, an incurrence of indebtedness or a change of control) may, at the Company's discretion, be given prior to the completion thereof and any such redemption or notice may, at the Company's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person.

  Euro Notes

        The Euro notes do not contain an optional redemption provision.

Payment of Additional Amounts Under the Euro Notes

        We will, subject to the exceptions and limitations set forth below, pay such additional amounts as will result in the receipt by a holder of such amounts, after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States (a "Relevant Jurisdiction"), imposed by withholding with respect to the payment, as would have been received had no such withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1)   to any tax, assessment or other governmental charge of the United States imposed on a holder of a Euro note that is a "United States person" (as defined below in "—Certain Definitions");

          (2)   to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having had a permanent establishment in the Relevant Jurisdiction;

            (b)   having a current or former relationship with the Relevant Jurisdiction, including a relationship as a citizen or resident of the Relevant Jurisdiction;

            (c)   being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d)   being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision (the "Code");

            (e)   being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code; or

          (3)   to any holder that is not the sole beneficial owner of the Euro notes, or a portion of the Euro notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a partner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment;

          (4)   to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or beneficial owner of the Euro notes, if compliance is required by statute, by regulation of the Relevant Jurisdiction or any taxing authority therein or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (5)   to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deduction from the payment;

          (6)   to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

          (7)   to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

          (8)   to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

          (9)   to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (10) any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations, agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement);

          (11) to any tax, assessment or governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note as a result of the presentation of any note for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU; or

          (12) in the case of any combination of the above items.

        The Euro notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Euro notes. Except as specifically provided under this heading "—Payment of Additional Amounts under the Euro Notes," we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

        As used under this heading "—Payment of Additional Amounts Under the Euro Notes" and under the heading "—Redemption of the Euro Notes for Tax Reasons," the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption of the Euro Notes for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Relevant Jurisdiction, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this offering memorandum (or, in the case of a successor to the Company, the date of succession), we become or, based upon a written opinion of independent counsel of recognized standing selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described herein under the heading "—Payment of Additional Amounts Under the Euro Notes" with respect to the Euro notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 15 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Euro notes to the date fixed for redemption, provided such obligation cannot be avoided by our taking reasonable measures available to us.

Repurchase Upon Change of Control Triggering Event

        If a Change of Control Triggering Event (as defined below) occurs with respect to a particular series of notes, unless (i) in the case of the Dollar notes, we have unconditionally exercised our right to redeem such notes as described herein, or (ii) in the case of the Euro notes, we have exercised our right to redeem the notes upon the occurrence of specified events involving taxation as described below under "—Redemption of the Euro Notes for Tax Reasons"), each holder of such notes will have the right to require us to repurchase all or any part (equal to, (a) in the case of the Dollar notes, $2,000 or an integral multiple of $1,000 in excess thereof or (b) in the case of the Euro notes, €100,000 or an integral multiple of €1,000 in excess thereof) of their notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the indentures. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of the applicable series of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the "Change of Control Payment").

        Within 30 days following any Change of Control Triggering Event with respect to a particular series of notes, or, at our option, prior to the date of consummation of any Change of Control, but after public announcement of the pending Change of Control, we will (i) in the case of the 2019 notes or 2020 notes, mail (or otherwise transmitted in accordance with the applicable procedures of DTC) or (ii) in the case of the Euro notes, send a notice to holders of such series of notes, with a copy to the trustee (and the paying agent with respect to the Euro notes), describing the transaction or transactions that constitute the Change of Control and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is sent (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. The repurchase obligation with respect to any notice sent prior to the consummation of the Change of Control, shall be conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

        To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indentures by virtue of such conflicts.

        On the Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered and not validly withdrawn; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes being repurchased.

        The paying agent will promptly send to each holder of notes properly tendered and not validly withdrawn the purchase price for such notes, and the trustee will promptly authenticate and send (or mail in the case of the Euro notes) (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be, (a) in the case of the Dollar notes, in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof or (b) in the case of the Euro notes, in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

        We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Rating Event" means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control or (2) public notice of our intention to effect a Change of Control; provided, however, that if during such 60-day period one or more Rating Agencies has publicly announced that it is considering a possible downgrade of the notes, then such 60-day period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

        "beneficial owner" will be determined in accordance with Rule 13d-3 under the Securities Exchange Act, as in effect on the date of the indentures.

        "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner.

        "Change of Control" means the occurrence of any of the following: (1) any "person" or "group" (other than the "permitted parties") is or becomes (by way of merger or consolidation or otherwise) the "beneficial owner," directly or indirectly, of shares of our Voting Stock representing 50% or more of the total voting power of all outstanding classes of our Voting Stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of us and our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to (i) us or one of our Subsidiaries, or (ii) one or more permitted parties; or (3) the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the indenture). Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company's voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, and (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a "beneficial owner."

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act as in effect on the issue date of the notes (but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any permitted party shall be excluded when determining the members of such "group"), and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the issue date of the notes.

        "permitted party" means (a) (i) the Adolph Coors, Jr. Trust, (ii) any trustee of such Trust acting in its capacity as such, (iii) any Person that is a beneficiary of such trust on the date hereof, (iv) any other trust or similar arrangement for the benefit of such beneficiaries, (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, (vii) Peter H. Coors and Marilyn E. Coors, their estates, their lineal descendants and any other trust for the benefit of such Persons and (viii) any Person who any of the foregoing have voting control over the Voting Stock of the Company held by such Person; and (b) (i) Pentland Securities (1981) Inc., a Canadian corporation, (ii) Lincolnshire Holdings Inc., (iii) Nooya Investments Inc., (iv) Eric Molson and Stephen Molson, their spouses, their estates, their lineal descendants and any trusts for the benefit of such Persons (including, as to any common stock of the Company held by it for the benefit of such Persons, the trust established under the Voting and Exchange Trust Agreement (as defined in the Combination Agreement dated as of July 21, 2004 between the Company and Molson), (v) the successors of any such Persons, (vi) any Persons Controlled by such Persons, and (vii) any Person who any of the foregoing have voting control over the Voting Stock of the Company held by such Person.

        "Rating Agencies" means (1) each of Moody's and S&P; and (2) if any of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody's or S&P, or both, as the case may be.

        "S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

        The term "all or substantially all" as used in the definition of Change of Control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        In calculating the amount of Voting Stock owned by a person or group the Voting Stock "beneficially owned" by any permitted party shall not be included.

Certain Restrictions

        The following restrictions will apply to the notes:

  Restrictions on Secured Debt

        If the Company or any Restricted Subsidiary shall incur, issue, assume or enter into a guarantee (an "Incurrence") of any Debt, which Incurrence is secured by a mortgage, pledge or lien ("Mortgage," provided, however, that in no event shall an operating lease be deemed to constitute a Mortgage) on any Principal Property of the Company or any Subsidiary, or on any Capital Stock of any Restricted Subsidiary, the Company will, or will cause such Subsidiary or Restricted Subsidiary to, secure the notes equally and ratably (for the avoidance of doubt on such Capital Stock on Principal Property) with (or, prior to) such secured Debt, for so long as such Debt is so secured, unless the aggregate amount of all such secured Debt (for the avoidance of doubt, to the extent such debt is secured by a Mortgage on any Principal Property), when taken together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties of the Company or any Subsidiary (with the exception of such transactions which are excluded as described in the next paragraph and in the second paragraph in "—Restrictions on Sales and Leasebacks" below), would not, at the time of such incurrence or guarantee, exceed 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.

        The above restriction will not apply to Debt secured by:

          (1)   Mortgages existing on any property prior to the acquisition thereof by the Company or a Restricted Subsidiary or existing on any property of any corporation or other entity that becomes a Subsidiary after the date of the indentures prior to the time such corporation becomes a Subsidiary or securing indebtedness that is used to pay the cost of acquisition of such property or to reimburse the Company or a Restricted Subsidiary for that cost; provided, however, that such Mortgage shall not apply to any other property of the Company or a Restricted Subsidiary other than improvements and accessions to the property to which it originally applies;

          (2)   Mortgages to secure the cost of development or construction of such property, or improvements of such property; provided, however, that such Mortgages shall not apply to any other property of the Company or any Restricted Subsidiary;

          (3)   Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

          (4)   Mortgages securing indebtedness owing to the Company or a Guarantor;

          (5)   Mortgages existing on the first date the notes are originally issued;

          (6)   Mortgages required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the indentures;

          (7)   extensions, renewals or replacements of the Mortgages referred to in this paragraph (other than Mortgages described in clauses (2) and (4) above) so long as the principal amount of the secured Debt is not increased (except by an amount not to exceed the fees and expenses, including any premium and defeasance costs incurred with such extension, renewal or replacement) and the extension, renewal or replacement is limited to all or part of the same property secured (and for the avoidance of doubt could have been secured) by the Mortgage so extended, renewed or replaced; or

          (8)   Mortgages in connection with sale and leaseback transactions described in the second paragraph in "—Restrictions on Sales and Leasebacks" below.

        For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount or accreted value, the accretion of dividends, and the payment of interest on Debt in the form of additional Debt will not be deemed to be an incurrence, issuance, assumption or guarantee of Debt.

  Restrictions on Sales and Leasebacks

        Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions, when taken together with all secured Debt permitted under the first paragraph in "—Restrictions on Secured Debt" above (and not excluded in the second paragraph thereof) would not, at the time such transaction is entered into, exceed 15% of Consolidated Net Tangible Assets, as determined based on the most recent available consolidated balance sheet of the Company.

        The above restriction will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction, any sale and leaseback transaction if:

          (1)   the transaction is between or among two or more of the Company and the Guarantors;

          (2)   the lease is for a period, including renewal rights, of not in excess of three years;

          (3)   the transaction is with a governmental authority that provides financial or tax benefits;

          (4)   the net proceeds of the sale are at least equal to the fair market value of the property and, within 180 days of the transfer, the Company or the Guarantors repay Funded Debt owed by them or make expenditures for the expansion, construction or acquisition of a Principal Property at least equal to the net proceeds of the sale; or

          (5)   such sale and leaseback transaction is entered into within 180 days after the acquisition or construction, in whole but not in part, of such Principal Property.

SEC Reports

        The indentures provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Certain Definitions

        "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount of such liability is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, units or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Consolidated Net Tangible Assets" means the consolidated total assets of the Company, including its consolidated subsidiaries, after deducting current liabilities (except for those which are Funded Debt or the current maturities of Funded Debt) and goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangible assets. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with GAAP, will not be considered as a liability or as a deduction from or adjustment to total assets.

        "Debt" means with respect to any Person:

          (1)   indebtedness for money borrowed of such Person, whether outstanding on the date of the indenture or thereafter incurred; and

          (2)   indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable.

        The amount of indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the amount of any contingent obligation at such date that would be classified as indebtedness in accordance with GAAP; provided, however, that (i) in the case of indebtedness sold at a discount, the amount of such indebtedness at any time will be the accreted value thereof at such time and (ii) otherwise the amount of such indebtedness will be the principal amount of such indebtedness.

        "Funded Debt" of any Person means (a) all Debt of such Person having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of such Person, or (b) rental obligations of such Person payable more than 12 months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized).

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the issue date of the notes. At any time after the issue date of the notes, the Company may elect to apply International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS on the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

        "Guarantors" means (a) Molson Coors International LP, Molson Canada 2005, Molson Coors International General, ULC, Molson Coors Callco ULC, Coors Brewing Company, Molson Coors Holdco Inc., CBC Holdco LLC, MC Holding Company LLC, CBC Holdco 2 LLC, Newco3, Inc., MillerCoors LLC, CBC Holdco 3, Inc., MillerCoors Holdings LLC, Jacob Leinenkugel Brewing Co., LLC and Coors International Holdco 2, ULC and (b) each of the Company's future Subsidiaries that guarantees the notes as required by the provisions described under "—Guarantees" above, until in each case, such entity is released as a Guarantor pursuant to the terms of the indenture.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

        "Principal Property" means any brewery, manufacturing, processing or packaging plant or warehouse owned at the date of the indenture or thereafter acquired by the Company or any Restricted Subsidiary which is located within the United States or Canada, other than any property which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries as an entirety.

        "Restricted Subsidiary" means a Subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States or Canada, and (b) which owns a Principal Property.

        "Significant Subsidiary" means any Subsidiary of the Company that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Subsidiary" means, with respect to any Person, any other Person more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by such first Person and/or one or more other Subsidiaries of such first Person.

        "Voting Stock" of any entity means the class or classes of Capital Stock then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally on matters to be decided by the stockholders (or other owners) of such entity (including the election of directors), which, for the avoidance of doubt, in the case of the Company as of the date hereof consists of the Class A common stock and the Special Class A voting stock, taken together.

Merger, Consolidation or Sale of Assets

        The indentures provide that (i) the Company shall not merge or sell, convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets, and (ii) a Guarantor shall not merge or sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets, in each case to any Person (other than an existing Guarantor) unless (i), in the case of the Company only, the successor is organized under the laws of the United States, Canada, Switzerland, the United Kingdom, any member of the European Union, any member of the Organisation for Economic Co-operation and Development or the predecessor's jurisdiction of organization, or any state, province or division thereof, or the District of Columbia, (ii) such successor assumes the obligations of the Company or such Guarantor with respect to the notes or the related guarantee, as applicable, under the indenture (it being understood that any obligation to pay Additional Amounts under the Euro notes shall be determined mutatis mutandis, by treating any jurisdiction under the laws of which such successor is organized or resident for tax purposes and any political subdivision or taxing authority as therein having the power to tax, as a Relevant Jurisdiction), and (iii) after giving effect to such transaction, no default or event of default under the indenture will have occurred and be continuing. In each case the successor entity shall replace the predecessor and the predecessor shall be released from its obligations under the indenture.

Defeasance and Discharge

        The indentures provide that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to any series of notes (except as otherwise provided in the indenture) ("defeasance") or (ii) to be released, and to have the Guarantors released, from any and all obligations with respect to certain covenants that are described in the indentures ("covenant defeasance"), upon the irrevocable deposit with the trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a certified public accounting firm, without reinvestment, to pay the principal of, premium, if any, and interest on such series of notes to maturity or redemption, as the case may be (provided that any excess moneys or government obligations and any moneys or government obligations remaining unclaimed after two years from the maturity date or redemption date, as applicable, with respect to such series of notes will be repaid to the Company). As a condition to defeasance or covenant defeasance, the Company must deliver to the trustee an opinion of counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. The Company may exercise its defeasance option with respect to any series of notes notwithstanding the prior exercise of the covenant defeasance option with respect thereto. If the Company exercises the defeasance option with respect to any series of notes, payment of such series of the notes may not thereafter be accelerated because of an event of default.

        If the Company exercises the covenant defeasance option with respect to any series of notes, payment of such series of notes may not thereafter be accelerated by reference to any covenant from which the Company and the Guarantors were released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the applicable series of notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

        With respect to the Euro notes, "government obligations" means euro-denominated securities that are direct obligations (or certificates representing an ownership interest in such obligations) of a member state of the European Union as of the date of the indenture (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is pledged; provided that such member state has a long-term government debt rating of "A1" or higher by Moody's or "A+" or higher by S&P or the equivalent rating category of another internationally recognized rating agency.

Events of Default

        Each of the following will constitute an event of default under the indenture with respect to each series of notes issued under the indenture:

          (1)   default in the payment of any installment of interest on any series of notes issued under the indenture for 30 days after becoming due;

          (2)   default in the payment of principal (or premium, if any) on any series of notes issued under the indenture when due;

          (3)   default in the performance of any other covenant with respect to any series of notes continuing for 90 days after notice as provided below;

          (4)   if payment of any Debt of the Company, the Guarantors or any of the Company's Significant Subsidiaries in a principal amount exceeding $200 million is accelerated as a result of the failure of the Company, any Guarantor or any of the Company's Significant Subsidiaries to perform any covenant or agreement applicable to such Debt which acceleration is not rescinded or annulled within 60 days after written notice thereof; and

          (5)   certain events of bankruptcy, insolvency or reorganization with respect to the Company.

        If an event of default described in clause (1) through (4) above shall occur and be continuing with respect to any series of notes outstanding, then either the trustee or the holders of at least 25% in principal amount of the applicable series may declare the principal and premium, if any, of the notes of such series and the accrued interest thereon, if any, to be due and payable. If an event of default described in clause (5) above shall occur and be continuing, then the principal and premium, if any, of all of the series of notes and the accrued interest thereon, if any, shall be due and payable without any declaration or other act on the part of the trustee or any holders of any series of the notes. The indenture will provide that the trustee shall, within 90 days after the trustee receives written notice of the occurrence of a default, give the holders of each affected series of notes notice of all uncured defaults known to it (the term "default" to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any series of notes, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of such affected series and so advises the Company in writing. No default shall be known to the trustee until the trustee shall have received written notice thereof. At any time after such declaration of acceleration has been made, the holders of a majority in principal amount of such series of notes, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration with respect to such series of notes, provided that such rescission would not conflict with any judgment or decree, and if all existing events of default have been cured or waived except non-payment of the principal amount or premium, if any, or interest on the notes of such series that has become due solely because of acceleration.

        We will furnish to the trustee within 120 days after the end of the Company's fiscal year (and at least once in each 12 month period and at any other reasonable time upon the demand of the trustee) a statement by certain officers to the effect that, to the best of their knowledge, no default has occurred under the indenture or, if there has been a default, specifying each such default. The holders of a majority of the outstanding principal amount of any series of notes affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of notes, and to waive certain defaults with respect thereto. The indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of any series of notes unless they first shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

        Before any holder of any series of notes may institute action for any remedy, except payment on such holder's notes when due, the holders of not less than 25% in principal amount of the notes of such series outstanding must request the trustee to take action and certain other conditions must be met. Holders must also offer and give the trustee security or indemnity reasonably satisfactory to it against liabilities incurred by the trustee for taking such action.

  Modification of the Indenture and Waiver

        The indentures provide that the Company, the Guarantors (except that with respect to clause (1), (4) and (10) below, the signatures of the other Guarantors shall not be required) and the trustee may enter into supplemental indentures without the consent of the holders of any series of notes to:

          (1)   add guarantors with respect to the applicable series of notes, including any Guarantors, or to secure the notes;

          (2)   add covenants for the protection of the holders of any series of notes;

          (3)   add any additional events of default;

          (4)   cure any ambiguity, omission, mistake, defect or inconsistency in the indenture;

          (5)   add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

          (6)   supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of notes so long as any such action shall not adversely affect the interests of any holder of such series of notes or any other series of debt securities issued thereunder;

          (7)   prohibit the authentication and delivery of additional series of notes;

          (8)   provide for uncertificated notes in addition to or in place of certificated notes subject to applicable laws;

          (9)   establish the form or terms of other debt securities issued under the indenture and coupons of any series of such other debt securities pursuant to the indenture and to change the procedures for transferring and exchanging such other debt securities so long as such change does not adversely affect the holders of any outstanding debt securities, including the notes (except as required by applicable securities laws);

          (10) make any change to the indenture that does not adversely affect the rights of any holder of any series of debt securities, including the notes;

          (11) secure any series of debt securities, including the notes;

          (12) evidence the acceptance of appointment by a successor trustee and to add to or arrange any provisions of the indenture necessary for or to facilitate the administration of the trusts created under the indenture by more than one trustee;

          (13) comply with the merger and consolidation provisions pursuant to the indenture;

          (14) in the case of subordinated debt securities, make any change to the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Debt under such provisions (but only if each such holder of Senior Debt under such provisions consents to such change);

          (15) evidence the release of any Guarantor pursuant to the terms of the indenture;

          (16) add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall: (i) neither apply to any debt security of any series including the notes, created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision; or (ii) become effective only when there is no such prior security outstanding; or

          (17) conform the indenture and/or the notes to this "Description of Notes."

        The indentures also contain provisions permitting the Company, the Guarantors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of such series of notes so affected. However, the Company may not, without the consent of each holder of notes of each series so affected:

          (1)   extend the final maturity of such series of notes;

          (2)   reduce the principal amount (or premium, if any) of such series of notes;

          (3)   reduce the rate or extend the time of payment of interest on such series of notes;

          (4)   reduce any amount payable on redemption of such series of notes or change the time (other than with respect to timing of notices of redemption) at which such series of notes may be redeemed in accordance with the indenture;

          (5)   impair the right of any holder of such series of notes to institute suit for the payment of such series of notes;

          (6)   reduce the percentage in principal amount of such series of notes the consent of the holders of which is required for any such modification;

          (7)   make such series of notes payable in currency other than that stated in such series of notes;

          (8)   make any changes in the ranking or priority of such series of notes that would adversely affect the holders of such series of notes;

          (9)   make any change to the guarantees made by any Guarantors that would adversely affect the rights of holders of such series of notes; or

          (10) amend the above items or applicable sections of the indenture providing certain rights to the majority of holders of such series of notes.

        The holders of at least a majority in principal amount of each series affected thereby then outstanding, may (1) amend the definition of Change of Control and (2) waive compliance by the Company and the Guarantors with certain restrictive provisions of the indenture applicable to such series. The holders of not less than a majority in principal amount of each series affected thereby then outstanding may waive any past default under the indenture applicable to such series, except a default (a) in the payment of principal of (and premium, if any) or any interest on such series, (b) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each note of such series outstanding affected, or (c) arising from the failure to redeem or purchase notes of that series when required pursuant to the terms of the indenture.

Sinking Fund

        There is not a sinking fund for the notes.

Governing Law

        The indentures and the notes are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee, Registrar and Transfer Agent

        For the Dollar notes, The Bank of New York Mellon Trust Company, N.A. is the trustee, registrar and transfer agent under the indenture.

        For the Euro notes, The Bank of New York Mellon Trust Company, N.A. is the trustee, registrar and transfer agent under the indenture. The Company may change the registrar or the transfer agent without prior notice to the holders, and the Company or any of its Subsidiaries may act as the paying agent, the registrar or the transfer agent.

        We have customary banking relationships with the trustee and its affiliates. In addition, the trustee may serve as trustee for other debt securities issued by the Company from time to time.

        Except during the continuance of an event of default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an event of default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Paying Agent and Calculation Agent for Euro Notes

        The Bank of New York Mellon, London Branch is the initial paying agent and calculation agent for the Euro notes. The Company may change the paying agent or the calculation agent without prior notice to the holders, and the Company or any of its Subsidiaries may act as the paying agent or the calculation agent.

Listing

        The original Dollar notes are not listed on any exchange or market. We do not intend to apply for listing of the Dollar exchange notes on any exchange or market . The original Euro notes are listed on the Official List of the SGX-ST. However, we intend to delist the original Euro notes from the Official List of the SGX-ST upon the completion of this exchange offer. We also intend to list the Euro exchange notes on the NYSE upon the completion of this exchange offer. There can be no assurance that the Euro exchange notes will be accepted for listing on the NYSE.

Payments in Euro

        Holders will be required to pay for the Euro notes in Euro, and all payments of interest and principal, including payments made upon any redemption of the Euro notes, will be payable in Euro. If the Euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro notes will be made in U.S. dollars until the Euro is again available to us or so used. In such circumstances, the amount payable on any date in Euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for Euro. Any payment in respect of the Euro notes so made in U.S. dollars will not constitute an event of default under the Euro notes or the indenture governing the Euro notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Judgment Currency

        The indenture governing the Euro notes provides that the Company agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court with respect to the Euro notes it is necessary to convert the sum due in respect of the principal, premium, if any, or interest, if any, payable with respect to such Euro notes into a currency in which a judgment can be rendered (the "Judgment Currency"), the rate of exchange from the currency in which payments under such Euro notes is payable (the "Required Currency") into the Judgment Currency will be the highest bid quotation (assuming European style quotation—i.e., Required Currency per Judgment Currency) received by the Company from three recognized foreign exchange dealers in the City of New York for the purchase of the aggregate amount of the judgment (as denominated in the Judgment Currency) on the business day preceding the date on which a final unappealable judgment is rendered, for settlement on such payment date, and at which the applicable dealer timely commits to execute a contract, and (b) the Company's obligations under the indenture governing the Euro notes to make payments in the Required Currency (i) will not be discharged or satisfied by any tender, or by any recovery pursuant to any judgment (whether or not entered in accordance with the preceding clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery will result in the actual receipt by the judgment creditor of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) will be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt will fall short of the full amount of the Required Currency so expressed to be payable, and (iii) will not be affected by judgment being obtained for any other sum due under the indenture governing the Euro notes.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect.

        We encourage holders to consult their own tax advisors regarding the United States federal tax consequences of the exchange offer and being a holder of the notes in light of their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

        An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Instead, an exchange note a holder receives will be treated as a continuation of such holder's investment in the corresponding original note surrendered in the exchange. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange. The United States federal income tax consequences of holding and disposing of an exchange note will be the same as the United States federal income tax consequences of holding and disposing of an original note.

 PLAN OF DISTRIBUTION

        Based on interpretations of the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes as further discussed below. We also believe that such broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with this prospectus.

        We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

  •
  our affiliate within the meaning of Rule 405 under the Securities Act; or

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  a broker-dealer that acquired original notes as a result of market-making or other trading activities.

        The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

        If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer" of this prospectus and in the letter of transmittal.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Further, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Until (and including) February 12, 2018, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.molsoncoors.com. The information on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

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  our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 14, 2017 (including portions of our Definitive Proxy Statement on Schedule 14A for the 2017 annual meeting of stockholders filed with the SEC on April 5, 2017 to the extent specifically incorporated by reference in such Annual Report on Form 10-K);

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 (filed with the SEC on May 3, 2017), June 30, 2017 (filed with the SEC on August 2, 2017) and September 30, 2017 (filed with the SEC on November 1, 2017); and

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  Current Reports on Form 8-K filed with the SEC on March 8, 2017, March 15, 2017, May 18, 2017, July 13, 2017 and November 1, 2017.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Molson Coors Brewing Company
1801 California Street, Suite 4600
Denver, Colorado 80202
Attention: Investor Relations
MCBCInvestorRelations@molsoncoors.com
(303) 927-2337

LEGAL MATTERS

        Certain legal matters regarding the validity of the exchange notes will be passed upon by Perkins Coie LLP, Denver, Colorado. Certain legal matters relating to Nova Scotia law will be passed upon by Cox & Palmer. Certain legal matters relating to Ontario law will be passed upon by McCarthy Tétrault LLP.

 EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting of Molson Coors Brewing Company (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Molson Coors Brewing Company for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of MillerCoors LLC incorporated in this prospectus by reference to Molson Coors Brewing Company's Current Report on Form 8-K filed with the SEC on November 1, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MOLSON COORS BREWING COMPANY

OFFER TO EXCHANGE

$500,000,000 aggregate principal amount of our 1.900% Senior Notes due
2019, the issuance of which has been registered under the Securities Act of
1933, as amended, for all of our outstanding 1.900% Senior Notes due 2019

$500,000,000 aggregate principal amount of our 2.250% Senior Notes due
2020, the issuance of which has been registered under the Securities Act of
1933, as amended, for all of our outstanding 2.250% Senior Notes due 2020

€500,000,000 aggregate principal amount of our Senior Floating Rate
Notes due 2019, the issuance of which has been registered under the
Securities Act of 1933, as amended, for all of our outstanding Senior
Floating Rate Notes due 2019

PROSPECTUS

November 14, 2017